UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Baldor Electric Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BALDOR ELECTRIC COMPANY
P. O. Box 2400
5711 R. S. Boreham, Jr. Street Fort Smith, Arkansas 72902

March 31, 2008

To our Shareholders:

You are cordially invited to attend Baldor’s 2008 Annual Shareholders’ Meeting.

On the following pages you will find the Notice of Meeting, which lists the matters to be conducted at the meeting, and the Proxy Statement. Our Shareholders’ Meeting will include a review of 2007 and a discussion of the opportunities and challenges ahead of us. We believe you will find it interesting.

This year there are three proposals for your consideration:

•	Proposal 1 is the election of Directors. Your Board recommends you vote for this proposal.

•	Proposal 2 is the ratification of the appointment of our independent registered public accounting firm for fiscal year 2008. Your Board recommends you vote for this proposal.

•	Proposal 3 is to consider and act upon a shareholder proposal regarding a classified Board. Your Board recommends you vote against this proposal.

All shareholders are invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote your proxy as soon as possible. Your vote is important. You can vote electronically over the Internet or by telephone. You may also vote by using a traditional proxy card and mailing it to us in the enclosed postage-paid return envelope. Detailed voting instructions can be found on your proxy card.

We appreciate your confidence in Baldor Electric Company.

Sincerely,

John A. McFarland
Chairman

BALDOR ELECTRIC COMPANY

NOTICE OF

2008 ANNUAL MEETING OF SHAREHOLDERS

Date:	Saturday, April 26, 2008

Time:	10:30 a.m., local time

Location:	Fort Smith Convention Center 55 South 7th Street Fort Smith, Arkansas

Webcast:	A live webcast of the meeting is scheduled and should be accessible through Baldor’s website. A replay of the webcast is also scheduled to be available through the archives for 60 days after the meeting.

Items of Business:	1. To elect directors;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008;

3. To consider and act upon a shareholder proposal regarding a classified board, if presented; and

4. To transact such other business as may properly come before the meeting and all adjournments thereof.

Record Date:	Only Baldor shareholders of record as of the close of business on March 10, 2008, are entitled to notice of, and to vote at, the 2008 Annual Shareholders’ Meeting and all adjournments (the “2008 Annual Meeting”).

Annual Report:	Baldor’s 2007 Annual Report to Shareholders (“2007 Annual Report”) for the fiscal year ended December 29, 2007, is available and may be included in the mailing of this Proxy Statement. This 2007 Annual Report is not a part of the proxy soliciting material. To request copies of any Baldor literature, please visit our website or contact us at:

		Mail:	Baldor Electric Company
Phone:	479-646-4711		Attn: Shareholder Relations
Fax:	479-648-5701		P O Box 2400
Website:	www.baldor.com		Fort Smith AR 72902

Proxy Voting:	Baldor’s shareholders of record can vote by one of the following methods and a proxy may be revoked as described in the following Proxy Statement:

1. By telephone, 2. By Internet, or 3. By mail.

By order of the Board of Directors

Ronald E. Tucker
Secretary
March 31, 2008

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be Held on April 26, 2008

This proxy statement and our 2007 Form 10-K

are available to be viewed, downloaded, and printed, at no charge,

by accessing Baldor’s internet address:

http://www.baldor.com

BALDOR ELECTRIC COMPANY

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

Date, time, and place of meeting … The enclosed proxy is solicited on behalf of the Board of Directors of Baldor Electric Company (“Baldor”) for use at the 2008 Annual Meeting of its shareholders. The meeting will be held as follows:

Time:	10:30 a.m., local time	Location:	Fort Smith Convention Center 55 South 7th Street
Date:	Saturday, April 26, 2008		Fort Smith, Arkansas

Company location and proxy mailing … Baldor’s principal executive offices are located as follows: 5711 R. S. Boreham, Jr. Street, Fort Smith, Arkansas 72901. This Proxy Statement and the accompanying form of proxy are first being sent to our shareholders on or about March 31, 2008.

VOTING

Shareholders entitled to vote … Only the holders of record of Baldor’s common stock, par value $0.10 per share (the “Common Stock”), at the close of business on March 10, 2008, will be entitled to notice of and to vote at the 2008 Annual Meeting. There were 45,991,143 shares of Common Stock outstanding as of the close of business on March 10, 2008. Each share of Common Stock entitles the holder to one vote on each item of business to be presented for shareholder vote at the 2008 Annual Meeting.

Quorum … A majority of the issued and outstanding shares entitled to vote and represented in person or by proxy will constitute a quorum for the transaction of business at the 2008 Annual Meeting. Shares represented by properly executed proxies will be counted for determining whether a quorum exists. The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions. The election of directors and the ratification of the appointment of independent registered public accounting firms are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as shareholder proposals unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are called broker no-votes. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter (a “broker non-vote”), the related shares will only be considered as present and entitled to vote for that particular matter.

Vote required … The affirmative vote of the holders of a majority of the shares constituting a quorum is required for the matters set forth in Proposal 1, Proposal 2 and Proposal 3. The Board of Directors is not required to take the requested actions presented in Proposals 2 and 3 but will take shareholder vote into consideration. Shares represented by proxies that direct that the shares be voted to abstain or to withhold a vote on a matter, and broker non-votes deemed to be present, will have the effect of a vote against that proposal. Under Missouri law, a proxy which states how shares will be voted in the absence of instructions by the shareholder as to any matter shall be deemed to give voting instructions as to such matter. Shares represented by proxies that are marked to deny discretionary authority on other matters will be treated as shares present and entitled to vote on those matters and will have the same effect as a vote against approval of such proposals.

Voting methods … You may vote your shares by telephone, over the Internet, or by mail as indicated on the attached proxy card. If you vote by telephone or Internet, you do not need to return your proxy card. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Vote at the Annual Meeting … Your choice of voting method will not limit your right to vote at the 2008 Annual Meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Voting by employee-participants … Baldor sponsors The Baldor Electric Company Employees’ Profit Sharing and Savings Plan (“The Profit Sharing and Savings Plan”). One of the ten investment options for employee-participants is the Baldor Stock Fund. Employee-participants individually have the right to direct the trustee of The Profit Sharing and Savings Plan how to vote the shares of Common Stock that are allocated to their individual accounts. Employee-participants may use the telephone, Internet, or mail to direct the trustee on how to vote their shares. Instructions on the various voting methods can be found on the employee-participants direction card. The Profit Sharing and Savings Plan and governing Trust Agreement require that: 1) the shares of Common Stock not yet allocated to the accounts of employee-participants will be voted FOR the proposal on which the vote is being taken; 2) the shares of Common Stock allocated to employee-participants where the direction card has been signed and returned without any direction will be voted in proportion to the shares in The Profit Sharing and Savings Plan that were voted by employee-participants; and 3) the shares of Common Stock allocated to employee-participants that are not voted will be voted in proportion to the shares in The Profit Sharing and Savings Plan that were voted by employee-participants.

Proxies … The persons named in the proxy are authorized to vote the shares of the shareholders giving the proxy for any nominee except those nominees with respect to whom authority has been withheld. All shares that have been properly voted and not revoked will be voted at the 2008 Annual Meeting in accordance with the instructions received. If the form of proxy is signed and returned without any direction, shares of Baldor’s Common Stock will be voted FOR the election of the Board’s slate of nominees, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and AGAINST the shareholder proposal. A shareholder may revoke a properly voted proxy at any time before it is exercised either by attending the meeting and voting in person or by notifying the Secretary of Baldor in writing at the address found on page 1 of this proxy statement under the caption “Company location and proxy mailing”.

Cost of proxy solicitation … Baldor will pay for the cost of the solicitation of proxies. Regular employees of Baldor, without additional compensation, may personally solicit proxies or use mail systems, facsimile, telephone, or other reasonable means to solicit proxies. Brokerage firms, banks, nominees, and others will be requested to forward proxy materials to the beneficial owners of Baldor’s Common Stock held of record by them. Currently, there is no plan to solicit proxies by specially engaged employees or other paid solicitors; however, this may be done if deemed necessary.

PROPOSAL 1 — ELECTION OF DIRECTORS

Baldor’s Restated Articles of Incorporation and Bylaws, as amended, provide for a classified Board of Directors. The Board is divided into three classes. Each class expires at different times. Three members are to be elected to the Board of Directors in 2008. Each member elected in 2008 will serve for a term of three years.

The persons named in the enclosed proxy intend to vote the proxy for the election of the three nominees named below as directors of Baldor. Each nominee listed below will be voted FOR unless the shareholder indicates on the proxy that the vote for any one or more of the nominees should be withheld or contrary directions are indicated.

The Board of Directors has no reason to doubt the availability of the nominees and each has indicated a willingness to serve if elected. If any nominee declines or is unable to serve, the Board of Directors, in its discretion, may either reduce the size of the Board or the proxies will be voted for a substitute nominee designated by the Board of Directors.

Information Regarding the Nominees for Directors

to be Elected in 2008 for Terms Ending in 2011

Jefferson W. Asher, Jr. ... Independent Management Consultant, providing assistance to corporations, attorneys, banking institutions, and other creditors, for more than five years; Director of Hulaw Corporation (formerly OhCal Foods, Inc.) since January 2005; former Director of Webtigo (term ended 2007); former Director of Zing Wireless, Inc. (term ended 2005); former Director of California Beach Restaurants, Inc. (term ended 2004).

Richard E. Jaudes ... Partner at Thompson Coburn LLP, a law firm that provides legal counsel to Baldor.

Robert J. Messey ... Senior Vice President and Chief Financial Officer of Arch Coal, Inc. (NYSE), one of the largest coal producers in the United States; Director of Stereotaxis, Inc. (NASDAQ) since May 2005.

Information Regarding the Directors Who Are Not Nominees for Election

and Whose Terms Continue Beyond 2008

Merlin J. Augustine, Jr. ... Chairman and Chief Executive Officer of M&N Augustine Foundation for Human Development, Inc. established in 1992; Assistant Vice Chancellor of Finance and Administration and Director of Customer Relations at the University of Arkansas in Fayetteville (through March 2008); former Member of the Board of Arkansas Science and Technology Authority (term ended 2005).

Jean A. Mauldin ... Chief Financial Officer of Merial, Limited, a world-leading animal health company, since 2002; former President of Phelps Dodge Wire and Cable, a division of Phelps Dodge Corporation, 2000 through 2002.

John A. McFarland ... Baldor’s Chairman of the Board since 2005; Chief Executive Officer since 2000; President from 1996 through 2004; Executive Vice President—Sales and Marketing during 1996; Vice President—Sales from 1991 to 1996.

Robert L. Proost ... Financial Consultant and Lawyer; former Director, Vice President, and Chief Financial Officer of A.G. Edwards, Inc., and of various subsidiaries (retired 2001).

R. L. Qualls ... Independent Business and Financial Consultant, providing assistance to corporations; former Vice Chairman of the Board, Chief Executive Officer, and President of Baldor (retired 2000); Director of Bank of the Ozarks, Inc. (NASDAQ) since 1997.

Barry K. Rogstad … Former President of the American Business Conference, a coalition of mid-size fast-growing firms, which promotes public policies to encourage growth, job creation, and a higher standard of living for all Americans, for more than five years (retired 2002); former Partner and Chief Economist with Coopers and Lybrand.

Ronald E. Tucker ... Baldor’s President since 2005; Chief Operating Officer since February 2007; Chief Financial Officer from 2000 to April 2007; Secretary since 2002; Treasurer from 2000 through 2002.

General Information Regarding

Current Directors and Nominees for Election

Name	Year of Birth	Director Since	Current Term Expires
Jefferson W. Asher, Jr.	1924	1973	2008
Merlin J. Augustine, Jr.	1943	2000	2009
Richard E. Jaudes	1943	1999	2008
Jean A. Mauldin	1957	2006	2010
John A. McFarland	1951	1996	2009
Robert J. Messey	1946	1993	2008
Robert L. Proost	1937	1988	2009
R. L. Qualls	1933	1987	2010
Barry K. Rogstad	1940	2001	2010
Ronald E. Tucker	1957	2007	2010

Information About the Board of Directors

and Committees of the Board

Board of Directors ... The Board of Directors has four committees: Audit Committee, Compensation Committee, Corporate Governance Committee, and Executive Committee. The membership and responsibilities of the current committees of the Company’s Board of Directors are summarized below. Additional information regarding the responsibilities of each committee is found in, and is governed by, the Company’s Bylaws, as amended, each committee’s Charter, where applicable, specific directions of the Company’s Board of Directors, and certain mandated regulatory requirements. The Charters of Baldor’s Audit, Corporate Governance, and Compensation Committees, as well as Baldor’s Corporate Governance Guidelines, are available at Baldor’s website at www.baldor.com. The information is also available in print to any shareholder who requests it.

Executive Committee ... Between meetings of the Board, the Executive Committee is empowered to act in lieu of the Board of Directors except on those matters for which the Board of Directors has specifically reserved authority to itself or as set forth in Baldor’s Bylaws, as amended. The Executive Committee is currently comprised of one director who is an executive officer of Baldor and two non-management directors who are independent directors.

Audit Committee ... The Audit Committee performs those duties and responsibilities as set out in the Charter of the Audit Committee. More information regarding the Audit Committee can be found in this proxy statement under the captions “The Audit Committee Report” and “Statement of Audit Committee Member Independence and Financial Expertise”. The Audit Committee is comprised of four independent directors.

Compensation Committee ... The Compensation Committee performs those duties and responsibilities as set out in the Charter of the Compensation Committee, including the responsibility for approving the salary and contingent compensation arrangements for Named Executive Officers, approving any stock options granted to Named Executive Officers, having the exclusive authority to determine the persons eligible to participate and the amount, terms, and conditions of the equity awards made to each participant, and administering the Company’s various stock option plans except for those associated solely with the non-employee directors. The Compensation Committee has the authority to determine whether termination is the result of retirement. This specific authority has been delegated to the Executive Committee of the Board of Directors; however, the actions of the Executive Committee relating to this authority are ratified by the Compensation Committee. The Compensation Committee is comprised of five independent directors.

Corporate Governance Committee ... The Corporate Governance Committee performs those duties and responsibilities as set out in the Charter of the Corporate Governance Committee, including considering candidates for Board membership proposed by shareholders who have complied with the procedures set forth in the Company’s Bylaws, proposing a slate of directors for election by the shareholders at each annual meeting, proposing candidates to fill vacancies on the Board, and responsibility for the Company’s corporate governance guidelines and evaluation. More information regarding the nomination process can be found in this proxy statement under the caption “Shareholder Proposals and Nominations”. The Corporate Governance Committee is comprised of three independent directors.

Memberships, meetings, and attendance ... During the fiscal year ended December 29, 2007 (“fiscal year 2007”), the Board of Directors held five meetings. Each director attended at least 75% of the board meetings and each committee member attended at least 75% of the committee meetings. It is Baldor’s practice that all directors attend the Company’s Annual Shareholders’ Meetings and all directors did attend the meeting held in 2007. Below are the current committee memberships and other information about the committees of the Board of Directors.

Name	Independent** Directors	Executive Committee	Audit Committee	Compensation Committee	Corporate Governance Committee
Jefferson W. Asher, Jr.	*		*	*
Merlin J. Augustine, Jr.	*			*	*
Richard E. Jaudes	*			*
Jean A. Mauldin	*		*		*
John A. McFarland		Chairman
Robert J. Messey	*		Chairman
Robert L. Proost	*	*			Chairman
R. L. Qualls	Presiding Director	*		*
Barry K. Rogstad	*		*	Chairman
Ronald E. Tucker
Meetings held during fiscal year 2007	5	3	11	5	4

*	Committee membership
**	Designates independence under the requirements of the New York Stock Exchange

PROPOSAL 2

Ratification of the appointment of the

Independent Registered Public Accounting Firm

for fiscal year 2008

The firm of Ernst & Young LLP (“E&Y”) served as the independent registered public accounting firm for the Company for the fiscal year ended December 29, 2007. The Audit Committee of the Board of Directors has appointed E&Y to continue in that capacity for the fiscal year ended January 3, 2009, subject to the Audit Committee’s approval of an engagement agreement and related services fees.

The Charter of the Audit Committee states that the Audit Committee is “… directly responsible for the appointment, retention and termination of the independent auditors …” However, the Audit Committee believes it is appropriate to seek shareholder ratification of the appointment of the independent registered public accounting firm to provide a forum for shareholders to express their views with regard to the Audit Committee’s appointment.

If the shareholders do not ratify the appointment of E&Y, the selection of independent registered public accounting firms may be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Recommendation of the Board of Directors

The Board recommends that the shareholders vote “FOR”

the proposal to ratify the appointment of the independent registered public accounting firm.

PROPOSAL 3

Shareholder Proposal Regarding Classified Board

Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado, 80202-3227, who has represented that he is the beneficial owner of 352.2001 shares of Common Stock, has advised the Company that he intends to submit the following proposal at the Company’s 2008 Annual Meeting of Stockholders.

RESOLVED: That the shareholders of Baldor Electric Company request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected directors.

SUPPORTING STATEMENT

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

U.S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

COMPANY’S STATEMENT IN OPPOSITION TO PROXY ITEM NO. 3

The Board of Directors has carefully considered the arguments for and against a classified board and recommends a vote “AGAINST” the proposal submitted by Gerald R. Armstrong for the reasons set forth below.

•	Directors elected to three-year terms are just as accountable to shareholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Company.

•

The classified board structure assures continuity, stability and knowledge in the business affairs of the Company by ensuring that a majority of directors will always be familiar with the Company’s complex, global operations and which fosters a long-term focus on maximizing shareholder value.

•

A classified board structure is an important protection for shareholders in a hostile takeover situation because it allows the Company time to negotiate with a potential acquirer, to consider alternative proposals and to maximize shareholder value.

Mr. Armstrong’s assertion that the classified board structure diminishes a Director’s accountability to Company shareholders is unfounded. Directors elected to classified three-year terms are no less accountable to shareholders than they would be if elected annually. The same standards of performance and responsibility apply regardless of length of service. Shareholders also have the opportunity to express their views regarding board performance and composition by replacing directors and electing alternate nominees for the class of directors to be elected each year. For the foregoing reasons, the Board of Directors believes the benefits of a classified board do not come at the cost of director accountability.

Our current system of electing directors by classes has been in effect for over 30 years. Under this method, approximately one-third of our directors are elected each year by our shareholders. Electing directors for staggered three-year terms ensures that a majority of directors will always be familiar with the Company’s complex, global operations. Staggered elections also enable new directors to gain access over time to the knowledge and experience of continuing directors. This, in turn, promotes the continuity and stability of Board-formulated policies and the Company’s ability to execute its long-term strategies.

The proposal submitted by Mr. Armstrong implies that the Company’s performance is adversely affected by its classified board structure. However, this is not in accord with the facts. The Company has consistently created superior value for its shareholders. Since our shareholders adopted the current system of electing directors, our stock value has risen by nearly 4000% and our market capitalization has risen by over $1.3 billion. Furthermore, in fiscal year 2007, the Company set all time earnings and earnings per share records, with diluted earnings per share increasing 42% over the prior year.

The Board of Directors believes the classified structure improves its ability to protect the interests of the shareholders and the long-term value of the Company. Importantly, the classified structure allows directors to make sound long-term strategic decisions, rather than focusing on the short-term. Staggered terms also encourage those who might seek to take control of the Company to negotiate with the Board, which enables the Board to better protect shareholder interests. Because a takeover attempt involving the replacement of directors requires a span of at least two annual meetings, the Board would have more time and leverage to review a takeover proposal, consider alternative proposals and make recommendations to the shareholders. Although the classified structure enhances a board’s ability to negotiate favorable terms in connection with unfriendly or unsolicited proposals, it does not preclude takeover offers.

The existence of a classified board also enhances the independence of non-executive directors. By providing directors with longer assured terms, directors have the latitude to make the difficult decisions which may initially be unpopular but which are, in fact, in the best interests of the Company and the shareholders. Additionally, a classified board and the accompanying longer terms assist the Company in attracting director candidates who are willing, or who prefer, to make longer term commitments to the Company. Longer terms may be more attractive to highly qualified individuals who are likely to be in demand for positions on the board of directors of other companies.

Finally, Mr. Armstrong cites to “firm value”. We ask our shareholders to review the data and use their own good judgment, instead of relying on abstract studies, to consider how the Company’s value has been affected by our corporate governance policies. Since our shareholders adopted our current system of electing directors, our stock price has consistently risen. Furthermore, we have set all time records in sales, earnings and earnings per share over the past few years, including 2007 when sales reached $1.82 billion, earnings reached $94.1 million and diluted earnings per share reached $2.08. And, with our recent expansion through our 2007 acquisition of Reliance Electric Company, our firm’s book value has increased more than 80% in one year.

For the foregoing reasons, the Board has concluded that a classified board continues to be in the best interests of the Company and our shareholders.

Approval of this shareholder proposal will not automatically eliminate our classified board. However, the Board will carefully consider the views of our shareholders as expressed in the vote on this proposal. If it is approved by shareholders, the Board will then consider whether to approve and submit to shareholders at next year’s annual meeting proposed amendments to the Company’s articles of incorporation and by-laws that would declassify the Board. Approval of any such proposed amendments by a vote of two-thirds of the shares of common stock outstanding would be required to effect the amendment.

Recommendation of the Board of Directors

The Board recommends that the shareholders vote “AGAINST”

the proposal submitted by Gerald R. Armstrong to declassify the Board of Directors.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 10, 2008, regarding all persons known to Baldor to be the beneficial owners of more than five percent of Baldor’s Common Stock. The table also includes security ownership for each director of Baldor, each nominee for election as a director, each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and all executive officers and directors as a group.

Name	Amount and Nature of Beneficial Ownership		Percent of Class (1)
AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	5,028,471	(2)	10.9%

Ranier Investment Management, Inc. Two Union Square 601 Union Street - # 2801 Seattle, Washington 98101	3,075,995	(3)	6.7%

The Baldor Electric Company
Employees’ Profit Sharing and Savings Plan P. O. Box 2400 Fort Smith, Arkansas 72902	2,921,884	(4)	6.4%

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, New Jersey 07302	2,815,448	(5)	6.1%

John A. McFarland	417,600	(6)	*
R. L. Qualls	187,601	(7)	*
Gene J. Hagedorn	130,764	(8)	*
Ronald E. Tucker	125,284	(9)	*
Jefferson W. Asher, Jr.	105,791	(10)	*
Robert L. Proost	98,594	(11)	*
Randy L. Colip	57,162	(12)	*
Robert J. Messey	48,006	(13)	*
Richard E. Jaudes	38,748	(14)	*
Barry K. Rogstad	34,580	(15)	*
Merlin J. Augustine, Jr.	34,000	(16)	*
L. Edward Ralston	26,362	(17)	*
George E. Moschner	2,768	(18)	*
Jean A. Mauldin	100	(19)	*

All executive officers and directors as a group (24 persons)	1,689,069	(20)	3.6%

*	Less than 1%.

(1)	Percentage is calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. The numerator consists of the number of shares of Baldor’s Common Stock owned by each individual (including “options” defined on this page to include shares issuable upon exercise of stock options which are or will be exercisable within 60 days of March 10, 2008, and stock units which are distributable within 60 days of March 10, 2008). The denominator consists of all issued and outstanding shares of Baldor’s Common Stock plus those shares that are issuable upon the exercise of stock options and distributable stock units for that individual or group of individuals.
(2)	Based on the Schedule 13G filed with the Securities and Exchange Commission dated January 10, 2008, by AXA Financial, Inc. as a parent holding company. Certain subsidiaries of AXA Financial, Inc. are beneficial owners of Baldor shares as follows: (i) Alliance Bernstein L.P. may be deemed to own beneficially 4,626,786 shares (sole voting power over 2,907,111 shares and sole dispositive power over 4,626,786 shares), and (ii) AXA Equitable Life Insurance Company may be deemed to own beneficially 401,685 shares (sole voting power over 382,835 shares and sole dispositive power over 401,685 shares).
(3)	Based on the Schedule 13G filed with the Securities and Exchange Commission dated February 13, 2008;, by Ranier Investment Management, Inc. sole voting power over 2,938,570 shares and sole dispositive power over 3,075,995 shares.
(4)	Based on correspondence March 11, 2008, received from the trustee of The Profit Sharing and Savings Plan, Participants in such Plan have sole voting and shared investment power over 2,921,884 shares.
(5)	Based on the Schedule 13G filed with the Securities and Exchange Commission dated February 14, 2008; sole voting power over 2,632,289 shares and sole dispositive power over 2,815,448 shares.
(6)	Sole voting and investment power over 86,691 shares; shared voting and investment power over 84,510 shares; sole voting and shared investment power over 36,197 shares in The Profit Sharing and Savings Plan; includes options to purchase 205,552 shares and distributable awards of 4,650 shares.
(7)	Sole voting and investment power over 171,766 shares; shared voting and investment power over 10,555 shares; includes options to purchase 5,280 shares.
(8)	Sole voting and investment power over 36,839 shares; shared voting and investment power over 29,569 shares; sole voting and shared investment power over 1,069 shares in The Profit Sharing and Savings Plan; includes options to purchase 62,037 shares and distributable awards of 1,250 shares.
(9)	Sole voting and investment power over 12,293 shares; sole voting and shared investment power over 2,062 shares in The Profit Sharing and Savings Plan; includes options to purchase 108,229 shares and distributable awards of 2,700 shares.
(10)	Sole voting and investment power over 86,471 shares; includes options to purchase 19,320 shares.
(11)	Sole voting and investment power over 10,800 shares; shared voting and investment power over 59,834 shares; includes options to purchase 27,960 shares.
(12)	Shared voting and investment power over 27,880 shares; shared voting and investment power over 7,420 shares in The Profit Sharing and Savings Plan; includes options to purchase 20,737 shares and distributable awards of 1,125 shares.
(13)	Sole voting and investment power over 362 shares; shared voting and investment power over 29,404 shares; includes options to purchase 18,240 shares.
(14)	Sole voting and investment power over 3,228 shares; includes options to purchase 35,520 shares.
(15)	Shared voting and investment power over 13,100 shares; includes options to purchase 21,480 shares.
(16)	Shared voting and investment power over 8,193 shares; includes options to purchase 25,807 shares.
(17)	Sole voting and investment power over 1,000 shares; shared voting and investment power over 175 shares in The Profit Sharing and Savings Plan; includes options to purchase 24,187 shares and distributable awards of 1,000 shares.
(18)	Shared voting and investment power over 2,768 shares.
(19)	Sole voting and investment power over 100 shares.
(20)	Sole voting and investment power over 410,916 shares; shared voting and investment power over 358,787 shares; sole voting and shared investment power over 76,471 shares in The Profit Sharing and Savings Plan; includes options to purchase 826,341 shares and distributable awards of 16,554 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Analysis of Executive Compensation and Philosophy

The Compensation Committee of the Board of Directors is responsible for establishing and overseeing the Company’s compensation policy. It is fully responsible for the determination of the compensation levels of the CEO, President/COO, and CFO, and approval of all executive compensation, including the Named Executive Officers. The guiding principle of the Committee is the belief that executive compensation based on increased performance and productivity is key to the success of Baldor and the growth in shareholder value.

The Baldor executive compensation program is designed to align executive incentives with the achievement of Company goals and objectives. It is based on the premise that Baldor is only successful if all individuals work as a team to meet the expectations of customers and shareholders. To that end, the elements of compensation for the Named Executive Officers are identical to those for other executive officers. The Compensation Committee has designed the Company’s executive compensation program to ensure that total compensation paid to executive officers, including the Named Executive Officers, is fair internally, competitive externally, and offers performance motivation.

The Baldor executive compensation program includes both cash and stock-based compensation. Actual levels of total compensation in any given year are a function of the achievement of Company goals. Equity compensation, which for 2007 consisted of the awarding of stock options and stock units, has vesting periods that ensure long term alignment of interests of management and shareholders.

Throughout this discussion, the individuals who served during 2007 as the Company’s Principal Executive Officer and Principal Financial Officer, as well as the other individuals included in the Compensation Tables included herein under the caption “Executive Compensation – Compensation Discussion and Analysis” are referred to as the Named Executive Officers.

Evaluation of Executive Performance

Executive compensation is based on performance targets established in the annual business plan that is approved by the Board of Directors. Performance targets set on a Company-wide basis emphasize achieving specific revenue and earnings goals, relations with customers and suppliers, and recruiting and retaining the necessary talent for the organization. Performance targets set at the individual level are based on the particular position and level of responsibility, but in all cases highlight the importance of personal contribution to Company productivity improvement.

In evaluating the executives’ performance and in order to ensure that the executive compensation packages are competitive, the Compensation Committee reviews independent salary survey data from the Watson-Wyatt Data Services Compensation Survey, which shows compensation practices for a peer group of companies. Using this data, salaries for all Baldor executive officers can be compared with the range of salaries for persons holding similar positions at comparably sized manufacturing companies. In general, the Compensation Committee seeks to establish salaries for Baldor executive officers that are slightly above the median for peer group companies. The Watson-Wyatt survey also provides peer group data on equity compensation by executive level position, which is used by Baldor in determining the equity component of compensation.

As part of its oversight function the Compensation Committee reviews the status of Company officers, particularly the Named Executive Officers, their positions and compensation on a quarterly basis. In addition, the Non-Management Directors discuss the ongoing effectiveness of the goals set for executives in the context of monitoring progress towards overall Company objectives. They also meet with the CEO to discuss overall executive team capabilities and capacity as well as individual executive performance.

Setting Executive Compensation

Proposed compensation for all but the Chief Executive Officer (CEO), the President and Chief Operating Officer (COO), and the Chief Financial Officer (CFO) is initiated by the CEO. He evaluates the performance of the other executive officers in terms of their individual performance and contribution to Company objectives in the context of the Watson Wyatt survey data. The CEO then seeks the advice and counsel of the Executive Committee of the Board (whose membership also includes two independent directors). The Executive Committee also reviews the Watson Wyatt data for the CEO, President/COO, and CFO positions. The results of these discussions and the CEO’s recommendations are presented to the Compensation Committee. The Compensation Committee meets with the CEO and discusses his recommendation for the COO and CFO. The Chair of the Compensation Committee meets with the CEO and evaluates his performance for the year and discusses future compensation considerations.

The Compensation Committee examines all recommendations within the established framework as described. It sets the compensation for the CEO, President/COO, and CFO and also sets the compensation for the other Named Executive Officers, generally following the recommendations of the CEO. The Committee also approves the recommendations for other executive salaries. The Compensation Committee submits these decisions to the Board of Directors for their approval.

Executive Compensation Components

In 2007, the components of compensation for Baldor executive officers, including Named Executive Officers were:

•	Salary

•	Non-equity incentive plan compensation

•	Long-term incentive compensation

•	Certain benefits

These components of the executives’ total compensation program are discussed more fully below.

Salary

The Company pays Named Executive Officers to compensate them for services given during the year. In considering each executive officer’s salary, the Compensation Committee evaluates each individual’s personal performance, including initiatives and achievements during the past year, and that individual’s future potential, as well as how the executive has contributed to Baldor’s performance generally. Of particular importance, emphasis is placed on manager productivity, which leads to an overall efficient management structure for the Company. Salaries are set to be competitive externally and fair internally.

As noted earlier, salary comparisons are made with a peer group of companies using Watson-Wyatt survey compensation data. The peer group selected for this comparison is other comparably sized manufacturing companies, based upon sales volume. Peer company comparisons are undertaken for each executive position. Average salaries for Baldor executive officers are slightly above the median of the salaries of peer companies. The Compensation Committee believes this appropriately reflects the effectiveness of the management team as well as the employment tenure of Baldor’s executive officers.

Non-equity incentive plan compensation

The non-equity incentive component of compensation is a cash payment designed to link executive pay to the Company’s performance. The amount awarded to the executives under this component is determined based on goals that the Compensation Committee believes more fully enhance shareholder value. These amounts are earned by the executive officers (including the Named Executive Officers) and other key management personnel based upon the achievement of “target” and “stretch” goals for two independent components—sales and earnings per share. These goals are set by the Board of Directors in conjunction with their approval of the annual business plan and are communicated to the Named Executive Officers. The Board also reviews these goals annually to determine if any changes are needed to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value. It is important to note that these goals serve to reinforce the incentives for management to work as a team.

Non-equity incentive compensation amounts are determined as a percentage of each participating person’s rate of salary. Fifty percent (50%) of the amount earned is based on achieving pre-set sales goals and fifty percent (50%) of the amount earned is based on achieving pre-set earnings per share goals. If the “target” goal for the sales or earnings component is met, a non-equity incentive compensation amount of 5% (of salary) for that component is earned. If the “target” goal of a component is not met, the non-equity incentive compensation amount for that component is not earned. For each component that exceeds the “target” goal, the non-equity incentive compensation amount for that component will be increased up to another 5% paid on a straight-line basis until the “stretch” goal is reached. If the “stretch” goal for a component is exceeded, the additional non-equity incentive compensation amount to be paid will continue to be calculated on the same straight-line pro-rata basis as used for the “stretch” goal amount.

Long-term incentive compensation

The Company believes that ownership of Company stock ensures that all employees, and particularly the Company’s executive officers, have a continuing stake in the long-term success of the Company and encourages all employees to contribute to its success. As a result, effective February 2006, the Compensation Committee approved stock ownership guidelines for its directors, officers, and key management personnel in order to align these individuals with a long-term interest in the success of the Company. “Stock ownership” under these guidelines is defined to include stock owned directly, stock owned indirectly through the Company’s 401(k) and Profit Sharing Plan, stock owned indirectly by a spouse and minor children, and stock units vested but deferred under the Company’s deferred compensation plan.

The guidelines adopted by the Compensation Committee recommend that the individuals serving in the positions of CEO, COO, President, CFO, executive vice-presidents, and directors own two times the value of their 2005 cash compensation. All other executive officers are recommended to own one and one-half times the value of their 2005 cash compensation. Other key management personnel are recommended to own one times the value of their 2005 cash compensation. The Compensation Committee has also established milestone guidelines that are used to monitor progress toward achieving the ownership recommendations over the next five-year period.

To facilitate compliance with these guidelines, the Company provides long-term incentive compensation to its executive officers in the form of stock options and, on occasion, stock units. Any stock options and/or stock units granted under this component of compensation are granted under the Baldor Electric Company 2006 Equity Incentive Plan approved by shareholders.

(i)

Stock Options. Incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) are granted to executive officers and other key management annually. In determining the size of stock option grants to the executive officers, the Compensation Committee reviews independent salary survey data regarding stock option grants to executive officers by the Company’s peer group.

The number of shares underlying any options granted is based upon a formula related to the previous year’s total cash compensation. Certain Executive Officers (executive officers holding the titles of Chairman, CEO, President, COO, CFO, or Executive Vice President) are granted approximately 33 options per $1,000 of the individual’s cash compensation from the previous year. Other officers, as a group, are individually granted approximately 28 options per $1,000 of the group’s average cash compensation from the previous year.

Options granted under this component of compensation have a ten year life, are granted with an exercise price equal to the New York Stock Exchange composite closing price for Baldor stock on the grant date and are 100% exercisable after one year from date of grant. Accordingly, those stock options will have value only if the market price of Baldor stock increases after that date.

(ii)	Stock Units. Stock units are awarded to executive officers and other key management only in the year following a year in which a “target” goal was met. The number of stock units granted is based upon a formula related to the previous year’s total cash compensation. Certain Executive Officers (executive officers holding the titles of Chairman, CEO, President, COO, CFO, or Executive Vice President) are granted approximately 6 stock units per $1,000 of the individual’s cash compensation from the previous year. Other officers, as a group, are individually granted approximately 5 stock units per $1,000 of the group’s average cash compensation from the previous year. The stock units normally vest after two years from the date of award. If the individual is not an employee at the time of vesting, the stock units are forfeited. Stock units are a pure retentive feature to provide continuity through business cycles and will increase in value only if the market price of Baldor stock increases.

Certain benefits

Standard Package. As with all other Baldor employees, the executives are eligible for the same health and dental insurance, accidental death insurance, disability, vacation, 401(k) matching contributions and profit-sharing participation (subject to IRS restrictions) and other similar benefits offered by the Company. The Company’s benefits package generally is designed to assist employees in providing for their own financial security in a manner that recognizes individual needs and preferences.

Supplemental Executive Benefits. In order to provide a competitively attractive package to secure and retain experienced executive officers, the Company supplements the standard benefit packages offered to all employees with appropriate executive benefits as listed below.

(i)	Death Benefits. The Company offers to the executive officers a death benefit payment equal to two times the previous year’s salary and bonus should they die while employed by Baldor. While no funds have been set aside to fund this promised benefit, the Company has purchased corporate owned life insurance to offset this liability.

(ii)	Non-Qualified Deferred Compensation. A Non-Qualified Deferred Compensation Plan exists for any Baldor employee the IRS defines as “highly compensated”, most of whom are the Company’s executive officers. Under the IRS rules, the amount they can contribute to the 401(k) plan on a tax deferred basis is limited, so the Non-Qualified Deferred Compensation Plan allows such individuals to make further retirement contributions. Any amounts contributed are made strictly by the employee, and Baldor makes no matching contributions.

(iii)	Perquisites. The Company reimburses executive officers for dues to one social/country club of the executive’s choosing as long as that membership is also used for business purposes;

however, not all executive officers take advantage of this benefit. The Company does not offer management any other personal benefits. In early 2007, the Company did reimburse certain new executives for auto allowance and personal financial services related to pre-existing arrangements and both of which involved minimal amounts. The reimbursement of these types of perquisites was determined to be circumstantial and will not continue.

(iv)	Change of Control Arrangements. Pursuant to agreements under the Baldor Electric Company 2006 Equity Incentive Plan, all outstanding stock units held by any employee, including the Named Executive Officers, will fully vest and be free of any restrictions without any further act by Baldor or the Named Executive Officer in the event of a “Change of Control” as defined in those agreements.

Other than distributions from the Non-Qualified Deferred Compensation Plan in accordance with the terms of the plan, none of these supplemental benefits continue for the executive after retirement or termination.

Additional Information About Stock Options

The grant date, with respect to any options granted to a Named Executive Officer, is generally the date the Compensation Committee determines to grant such options. Grants to executive officers and other key management are normally made at the first Compensation Committee meeting of the year held near the time of the first Board of Directors meeting of the year, the dates for which are established more than six months in advance. As such, there may be times when the Compensation Committee may grant options at times when the Board or Compensation Committee is in possession of material non-public information. The Company has not adopted any policy with respect to coordinating option grant dates with the release of material non-public information. The Compensation Committee typically does not take such information into account when determining whether, when, and in what amount to make option grants.

As a matter of policy, the Company does not re-price any options previously granted.

Trading of Baldor Stock

The Company’s officers and directors may not purchase or sell options, nor engage in short sales with respect to Baldor stock. Officers and directors are also not allowed to trade in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Baldor stock. The Company also has an Insider Trading Policy (“blackout policy”) which provides prohibitions and guidelines to the Company’s directors, officers, and other employees with respect to purchasing and selling Company securities or derivatives.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that Baldor may deduct in any one year with respect to each of the Named Executive Officers. To maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

SUMMARY COMPENSATION TABLE FOR NAMED EXECUTIVE OFFICERS

The following tables set forth certain information regarding compensation paid or earned by each of the Named Executive Officers for the fiscal year ended December 29, 2007. The Company has not entered into any employment agreements with any of the Named Executive Officers.

Summary Compensation Table for fiscal year 2007

Name and Principal Position	Year	Salary	Bonus	(1) Stock Awards	(2) Option Awards	(3) Non-Equity Incentive Plan Compensation	(4) Change in Pension Value and Nonqualified Deferred Compensation Earnings	(5) All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
John A. McFarland Chairman and Chief Executive Officer	2007 2006	775,000 775,000	— —	208,264 98,411	311,509 245,520	198,090 173,445	786 190	36,726 38,913	1,530,375 1,331,479

Ronald E. Tucker (6) President, Chief Operating Officer, and Secretary	2007 2006	500,000 450,000	— —	119,091 56,738	180,990 142,560	127,800 100,710	2,985 483	38,087 38,970	968,953 789,461

George E. Moschner (6) Chief Financial Officer	2007	201,136	—	20,205	63,443	76,680	N/A	13,259	374,723

L. Edward Ralston Executive Vice President – Business Integration	2007 2006	276,667 200,000	— —	41,171 15,394	75,371 53,760	71,568 44,760	1,170 334	37,249 16,954	503,196 331,202

Randy L. Colip Executive Vice President – Sales	2007 2006	269,000 225,000	— —	50,630 27,858	75,371 60,480	69,012 50,355	N/A N/A	24,516 23,537	488,529 387,230

Gene J. Hagedorn Executive Vice President – Materials	2007 2006	258,000 250,000	— —	52,672 29,388	75,371 67,200	65,945 55,950	2,203 110	32,990 33,169	487,181 435,817

(1)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007, in accordance with FAS 123R. Assumptions used in the calculation of these amounts are discussed in the Notes to Consolidated Financial Statements.
(2)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007, in accordance with FAS 123R and thus may include amounts from options granted in and prior to 2007. Assumptions used in the calculation of these amounts are discussed in the Notes to Consolidated Financial Statements.
(3)	Reflects amounts paid to each Named Executive Officer under the Baldor Electric Company Bonus Plan for Officers effective for fiscal year 2007.
(4)	The Company has no Pension Plan for executive officers; therefore, the amounts in this column reflect the earnings and change in market value of the mutual fund investment choices (selected and funded by the Named Executive Officer) offered within the Nonqualified Deferred Compensation Plan only.
(5)	For fiscal year 2007, the amounts in this column represent Baldor contributions and payments made as follows:

	Contributions to the Profit Sharing Plan	Contributions to the 401(k) Savings	(a) Death Benefit Premium	(b) Other
	($)	($)	($)	($)
John A. McFarland	17,248	3,375	16,103	—
Ronald E. Tucker	17,248	2,250	12,246	6,343
George E. Moschner	—	750	—	12,509
L. Edward Ralston	17,198	3,375	8,842	7,834
Randy L. Colip	17,248	2,813	392	4,063
Gene J. Hagedorn	17,248	3,375	8,304	4,063

(a)    The Company offers to its executive officers a death benefit payment equal to two times the previous year’s salary and bonus should they die while employed. While no funds have been set aside to fund this promised benefit, the Company has purchased corporate owned life insurance to offset this liability. The amount in this column represents the premium paid with respect to such insurance.

(b)    Amounts disclosed in this column represent other perquisites such as social/country club dues. All amounts presented represent country club dues.

(6)	Mr. Moschner became Chief Financial Officer of the Company in April 2007. Prior to that time, Mr. Tucker served as our Chief Financial Officer.

Grants of Plan-Based Awards in Fiscal Year 2007

	Grant	(1) Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			(2) All Other Stock Awards: Number Of Shares Of Stock	(3) All Other Option Awards: Number of Securities Underlying	Exercise Or Base Price of Option	(4) Grant date fair value of stock and option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Or Units	Options	Awards	awards
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
	John A. McFarland	38,750	77,500	—
	02/25/07				N/A	N/A	N/A	5,814			221,165
	02/25/07				N/A	N/A	N/A		2,543	39.31	28,728
	02/25/07				N/A	N/A	N/A		29,434	39.31	344,083

	Ronald E. Tucker	25,000	50,000	—
	02/25/07				N/A	N/A	N/A	3,378			128,499
	02/25/07				N/A	N/A	N/A		2,543	39.31	29,728
	02/25/07				N/A	N/A	N/A		16,036	39.31	187,461

	George E. Moschner	10,057	20,114	—
	05/18/07				N/A	N/A	N/A	1,382			60,615
	05/18/07				N/A	N/A	N/A		2,214	45.15	27,232
	05/18/07				N/A	N/A	N/A		5,523	45.15	67,933

	L. Edward Ralston	13,833	27,667	—
	02/25/07				N/A	N/A	N/A	1,382			52,571
	02/25/07				N/A	N/A	N/A		2,543	39.31	29,728
	02/25/07				N/A	N/A	N/A		5,194	39.31	60,718

	Randy L. Colip	13,450	26,900	—
	02/25/07				N/A	N/A	N/A	1,382			52,571
	02/25/07				N/A	N/A	N/A		2,543	39.31	29,728
	02/25/07				N/A	N/A	N/A		5,194	39.31	60,718

	Gene J. Hagedorn	12,900	25,800	—
	02/25/07				N/A	N/A	N/A	1,382			52,571
	02/25/07				N/A	N/A	N/A		2,543	39.31	29,728
	02/25/07				N/A	N/A	N/A		5,194	39.31	60,718

(1)	Represents the estimated future payouts under the Baldor Electric Company Bonus Plan for Officers adopted on January 20, 2007. The actual amounts earned have been determined based on the achievement of the performance goals as of December 29, 2007, and are reflected as being paid in the Summary Compensation Table. Additional information relating to these amounts is discussed in narrative discussion following this table and in the Compensation Discussion and Analysis.
(2)	Represents stock units awarded. These stock units vest two years and one day from the date of grant.
(3)	Represents incentive stock options and non-qualified stock options to purchase shares of the Company’s common stock. The options were granted at the composite closing price of the Company’s common stock on the date of grant, are 100% exercisable one year and one day following the grant date, and expire in ten years.
(4)	Represents the aggregate FAS 123R value of all awards made in 2007 as discussed in the Notes to Consolidated Financial Statements.

Narrative for Summary Compensation Table and Grants of Plan-Based Awards Table

Non-Equity Incentive Plan Awards. As discussed in the Compensation Discussion and Analysis, annual cash incentive rewards can be earned by Named Executive Officers under a Bonus Plan for Officers. The cash amounts are based upon the achievement during a fiscal year of “target” and “stretch” goals for two components (sales and earnings per share) pre-approved by the Compensation Committee for the Company. Awards are determined as a percentage of each person’s salary. Fifty percent of the bonus earned is based on achieving pre-set sales goals and 50% of the bonus earned is based on achieving pre-set earnings per share goals.

If the “target” goal for a component (that is, either sales or earnings per share) is met, a bonus of 5% of salary for that component is earned. If the “target” goal of a component is not met, the bonus for that component is not earned. For each component that exceeds the target goal, the bonus for that component will be increased up to another 5% of salary paid on a straight-line pro-rata basis until the “stretch” goal is reached. If the stretch goal for a component is exceeded, then Named Executive Officers can earn an additional amount of bonus based on the amount by which the stretch goal was exceeded. This additional amount of bonus will be equal to a percentage of salary calculated on the same straight-line pro-rata basis as was used in calculating the percentage applicable between the target and stretch goal.

The amounts reflected in the Grants of Plan-Based Awards table contemplate a “threshold” of 5% of salary assuming that one target goal is met. The “target” amounts are calculated based on the assumption that both target goals are met exactly and the full 5% of salary attributed to each goal is earned, but no stretch goals are met. No “maximum” amounts are included in the table because under the plan, Named Executive Officers can earn an indeterminate percentage of salary based on the extent to which the stretch goals are exceeded.

Stock Options and Stock Units. The Company provides long-term incentive compensation to its Named Executive Officers in the form of stock units under the Baldor Electric Company 2006 Equity Incentive Plan. Stock units are awarded to Named Executive Officers only in the year following a year in which a “target” goal was met. However, awards of stock units have been reported in the Grants of Plan-Based Awards table as stock unit awards and not as equity incentive plan awards because in the year in which those options are granted, whether or not a “target” goal was met for the prior fiscal year has already been determined.

Change of Control and Termination of Employment

Change of Control. As described in “Change of Control Arrangements” in the Compensation Discussion and Analysis section, agreements issued under the Baldor Electric Company 2006 Equity Incentive Plan provide that any outstanding stock units held by any employee, including a Named

Executive Officer, will fully vest and be free of any restrictions without any further act by the Company or the Named Executive Officer in the event of a “Change of Control” as defined in those agreements.

If a change of control of the Company had occurred on December 29, 2007, the last day of the Company’s 2007 fiscal year, then the number of outstanding stock units which would have vested for each of the Named Executive Officers is as follows:

Stock Units
John A. McFarland	15,666
Ronald E. Tucker	8,735
George E. Moschner	1,382
L. Edward Ralston	2,747
Randy L. Colip	3,603
Gene J. Hagedorn	3,728

Termination of Employment. Agreements issued under the 2006 Equity Incentive Plan with respect to awards of stock units also provide that the stock units discussed above will become fully vested when an employee, including a Named Executive Officer, dies or terminates employment on account of his permanent disability or retirement, as those terms are defined in the agreement.

Agreements under that plan issued with respect to incentive and non-qualified stock options provide that all options vest and become exercisable for a period of three months following the date of termination of employment due to disability. If an employee dies while employed by the Company, or dies within three months after termination of his employment, the options vest and may be exercised at any time by the employees heirs or representatives within 12 months after death. These provisions apply to any employee who receives options, including Named Executive Officers. The total stock options held by Named Executive Officers that were not fully vested as of December 29, 2007, are listed below:

Stock Options
John A. McFarland	31,977
Ronald E. Tucker	18,579
George E. Moschner	7,737
L. Edward Ralston	7,737
Randy L. Colip	7,737
Gene J. Hagedorn	7,737

The Company offers to the Named Executive Officers a death benefit payment equal to two times the previous year’s salary and bonus, plus an amount equal to the tax benefit the Company would receive if it paid those amounts as salary and bonus to the Named Executive Officers. These benefits are provided under written agreements between the Company and the Named Executive Officers and payable if the Named Executive Officers should die while employed. While no funds have been set aside to fund this promised benefit, the Company has purchased corporate owned life insurance to offset this liability. As of December 29, 2007, amounts payable to each Named Executive Officer in the event of death were as follows:

John A. McFarland	$3,202,271
Ronald E. Tucker	2,065,981
George E. Moschner	914,244
L. Edward Ralston	1,145,981
Randy L. Colip	1,112,339
Gene J. Hagedorn	1,066,047

The Board of Directors will determine on a case-by-case basis if any additional amounts or benefits are payable to Named Executive Officers at the time their employment is terminated, whether upon death, retirement, or otherwise.

Other than distributions from the Non-Qualified Deferred Compensation Plan in accordance with the terms of the Plan, none of the Company’s supplemental benefits continue for a Named Executive Officer after retirement or other termination of employment. Distributions from the Non-Qualified Deferred Compensation Plan are discussed above with respect to the Non-qualified Deferred Compensation Table.

Option Exercises and Stock Vested in Fiscal Year 2007

Name	Number of Shares Acquired on Exercise	(1) Value Realized On Exercise	Number of Shares Acquired on Vesting	(1) Value Realized on Vesting
	(#)	($)	(#)	($)
John A. McFarland	20,000	280,825	1,266	58,717
	4,347	59,858
	15,653	215,542

Ronald E. Tucker	800	19,633	378	14,663
	3,251	75,293	302	11,715
			379	17,578

George E. Moschner	—	N/A	—	N/A

L. Edward Ralston	—	N/A	105	4,870

Randy L. Colip	4,347	45,730	251	9,736
	2,153	22,090	315	12,219
	338	3,992	316	14,656
	1,400	31,710
	1,500	33,270
	600	20,796
	1,500	37,215
	1,500	37,065
	2,670	45,230
	2,330	39,470

Gene J. Hagedorn	8,000	112,330	251	9,736
	1,200	26,700	315	12,219
	1,200	30,324	316	14,656
	4,347	59,858
	3,653	50,302

(1)	Represents the difference between the option exercise price and the composite closing price of the Common Stock on the date of exercise multiplied by the number of shares acquired upon exercise. The numbers shown reflect the value of options accumulated over a ten-year period. No amounts were deferred upon exercise.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards						Stock Awards
			Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		(1) Number of Shares or Units of Stock That Have Not Vested	(2) Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)			(#)	($)	(#)	($)
John A. McFarland
	Incentive
	5,144		—	19.44	2/7/2009
	4,683		—	21.35	2/4/2011
	4,662		—	21.45	2/9/2012
	5,224		—	19.14	2/2/2013
	4,170		—	23.98	2/8/2014
	3,623		—	27.60	2/6/2015
	2,951		—	33.88	4/21/2016
		2,543	—	39.31	2/25/2017
	Non-qualified
	14,856		—	19.44	2/7/2009
	15,317		—	21.35	2/4/2011
	15,338		—	21.45	2/9/2012
	6,000		—	21.45	2/9/2012
	14,776		—	19.14	2/2/2013
	6,000		—	19.14	2/2/2013
	21,830		—	23.98	2/8/2014
	11,377		—	27.60	2/6/2015
	15,000		—	27.60	2/6/2015
	22,624		—	33.88	4/21/2016
		29,434	—	39.31	2/25/2017
							Units
					(a	)	1,129	38,928	—	N/A
					(b	)	4,073	140,437	—	N/A
					(c	)	4,650	160,332	—	N/A
					(d	)	5,814	200,467	—	N/A

(1)	The vesting dates of the unvested awards are: (a) 2/2/2008, (b) 2/6/2010, (c) 4/21/2008, (d) 02/25/2009.
(2)	Represents the $34.48 composite closing price of the Common Stock as reported by the New York Stock Exchange on December 28, 2007, the last trading day of fiscal year 2007, multiplied by the number of units that have not vested.

Outstanding Equity Awards at 2007 Fiscal Year-End (continued)

	Option Awards						Stock Awards
			Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		(1) Number of Shares or Units of Stock That Have Not Vested	(2) Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)			(#)	($)	(#)	($)
Ronald E. Tucker
	Incentive
	2,173		—	23.00	2/9/2008
	5,144		—	19.44	2/7/2009
	5,860		—	17.06	2/6/2010
	4,683		—	21.35	2/4/2011
	4,662		—	21.45	2/9/2012
	5,224		—	19.14	2/2/2013
	4,170		—	23.98	2/8/2014
	3,623		—	27.60	2/6/2015
	2,951		—	33.88	4/21/2016
		2,543	—	39.31	2/25/2017
	Non-qualified
	1,076		—	23.00	2/9/2008
	2,000		—	11.50	2/9/2008
	856		—	19.44	2/7/2009
	1,800		—	9.72	2/7/2009
	140		—	17.06	2/6/2010
	1,800		—	17.06	2/6/2010
	1,317		—	21.35	2/4/2011
	1,800		—	21.35	2/4/2011
	1,338		—	21.45	2/9/2012
	1,800		—	21.45	2/9/2012
	5,776		—	19.14	2/2/2013
	3,300		—	19.14	2/2/2013
	10,130		—	23.98	2/8/2014
	7,500		—	27.60	2/6/2015
	3,877		—	27.60	2/6/2015
	11,899		—	33.88	4/21/2016
		16,036	—	39.31	2/25/2017
							Units
					(a	)	621	21,412	—	N/A
					(b	)	2,036	70,201	—	N/A
					(c	)	2,700	93,096	—	N/A
					(d	)	3,378	116,473	—	N/A

(1)	The vesting dates of the unvested awards are: (a) 2/2/2008, (b) 2/6/2010, (c) 4/21/2008, (d) 2/25/2009.
(2)	Represents the $34.48 composite closing price of the Common Stock as reported by the New York Stock Exchange on December 28, 2007, the last trading day of fiscal year 2007, multiplied by the number of units that have not vested.

Outstanding Equity Awards at 2007 Fiscal Year-End (continued)

	Option Awards						Stock Awards
			Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		(1) Number of Shares or Units of Stock That Have Not Vested	(2) Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)			(#)	($)	(#)	($)
George E. Moschner
	Incentive
		2,214	—	45.15	5/18/2017
	Non-qualified
		5,523	—	45.15	5/18/2017
							Units
					(a	)	1,382	47,651	—	N/A

(1)	The vesting dates of the unvested awards are: (a) 5/18/2009.
(2)	Represents the $34.48 composite closing price of the Common Stock as reported by the New York Stock Exchange on December 28, 2007, the last trading day of fiscal year 2007, multiplied by the number of units that have not vested.

Outstanding Equity Awards at 2007 Fiscal Year-End (continued)

	Option Awards						Stock Awards
			Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		(1) Number of Shares or Units of Stock That Have Not Vested	(2) Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)			(#)	($)	(#)	($)
L. Edward Ralston
	Incentive
	1,000		—	23.00	2/9/2008
	850		—	19.44	2/7/2009
	700		—	17.06	2/6/2010
	700		—	21.35	2/4/2011
	1,700		—	21.45	2/9/2012
	1,700		—	19.14	2/2/2013
	2,200		—	23.98	2/8/2014
	1,000		—	27.60	2/6/2015
	2,951		—	33.88	4/21/2016
		2,543	—	39.31	2/25/2017
	Non-qualified
	500		—	21.45	2/9/2012
	500		—	19.14	2/2/2013
	1,000		—	27.60	2/6/2015
	2,649		—	33.88	4/21/2016
		5,194	—	39.31	2/25/2017
							Units
					(a	)	94	3,241	—	N/A
					(b	)	271	9,344	—	N/A
					(c	)	1,000	34,480	—	N/A
					(d	)	1,382	47,651	—	N/A

(1)	The vesting dates of the unvested awards are: (a) 2/2/2008, (b) 2/6/2010, (c) 4/21/2008, (d) 2/25/2009.
(2)	Represents the $34.48 composite closing price of the Common Stock as reported by the New York Stock Exchange on December 28, 2007, the last trading day of fiscal year 2007, multiplied by the number of units that have not vested.

Outstanding Equity Awards at 2007 Fiscal Year-End (continued)

	Option Awards						Stock Awards
			Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		(1) Number of Shares or Units of Stock That Have Not Vested	(2) Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)			(#)	($)	(#)	($)
Randy L. Colip
	Incentive
	3,000		—	27.60	2/6/2015
	2,951		—	33.88	4/21/2016
		2,543	—	39.81	2/25/2017
	Non-qualified
	1,800		—	9.72	2/7/2009
	3,000		—	27.60	2/9/2015
	3,349		—	33.88	4/21/2016
		5,194	—	39.81	2/25/2017
							Units
					(a	)	282	9,723	—	N/A
					(b	)	814	28,067	—	N/A
					(c	)	1,125	38,790	—	N/A
					(d	)	1,382	47,651	—	N/A

(1)	The vesting dates of the unvested awards are: (a) 2/2/2008, (b) 2/6/2010, (c) 4/21/2008, (d) 2/25/2009.
(2)	Represents the $34.48 composite closing price of the Common Stock as reported by the New York Stock Exchange on December 28, 2007, the last trading day of fiscal year 2007, multiplied by the number of units that have not vested.

Outstanding Equity Awards at 2007 Fiscal Year-End (continued)

	Option Awards						Stock Awards
			Equity Incentive Plan Awards:						Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		(1) Number of Shares or Units of Stock That Have Not Vested	(2) Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
	(#)	(#)	(#)	($)			(#)	($)	(#)	($)
Gene J. Hagedorn
	Incentive
	5,144		—	19.44	2/7/2009
	5,000		—	17.06	2/6/2010
	4,682		—	21.35	2/4/2011
	4,662		—	21.45	2/9/2012
	5,000		—	19.14	2/2/2013
	4,170		—	23.98	2/8/2014
	3,000		—	27.60	2/6/2015
	2,951		—	33.88	4/21/2016
		2,543	—	39.31	2/25/2017
	Non-qualified
	2,000		—	9.72	2/7/2009
	1,656		—	19.44	2/7/2009
	1,500		—	17.06	2/6/2010
	1,500		—	21.35	2/4/2011
	318		—	21.35	2/4/2011
	1,500		—	21.45	2/9/2012
	338		—	21.45	2/9/2012
	1,500		—	19.14	2/2/2013
	2,330		—	23.98	2/8/2014
	3,000		—	27.60	2/6/2015
	4,049		—	33.88	4/21/2016
		5,194	—	39.31	2/25/2017
							Units
					(a	)	282	9,723	—	N/A
					(b	)	814	28,067	—	N/A
					(c	)	1,250	43,100	—	N/A
					(d	)	1,382	47,651	—	N/A

(1)	The vesting dates of the unvested awards are: (a) 2/2/2008, (b) 2/6/2010, (c) 4/21/2008, (d) 2/25/2009.
(2)	Represents the $34.48 composite closing price of the Common Stock as reported by the New York Stock Exchange on December 28, 2007, the last trading day of fiscal year 2007, multiplied by the number of units that have not vested.

Pension Benefits

For fiscal year 2007, the Company maintained no defined pension benefits for executive officers. The only retirement plans available to the executives are the 401(k) and Profit Sharing Plan, which are available to all employees, and the Non-Qualified Deferred Compensation Plan, which can only be funded by the individual executive.

Pension Benefits for the 2007 Fiscal Year

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
John A. McFarland	N/A	N/A	N/A	—
Ronald E. Tucker	N/A	N/A	N/A	—
Gene J. Hagedorn	N/A	N/A	N/A	—
Randal G. Waltman	N/A	N/A	N/A	—
Charles H. Cramer	N/A	N/A	N/A	—

Non-qualified Deferred Compensation

The Company has a Non-Qualified Deferred Compensation Plan for all employees who are defined as “highly compensated employees” under Internal Revenue Code Section 414(q), because they are restricted in the tax-deferred amount they may contribute to the 401(k) plan. Eligible employees include, but are not limited to, the executive officers. The following table sets forth information concerning contributions, earnings, and balances under this Plan for fiscal year 2007 for the Named Executive Officers.

Non-qualified Deferred Compensation for the 2007 Fiscal Year (1)

Name	(1) Executive Contributions in Last Fiscal Year	(2) Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	(3) Aggregate Balance at Last Fiscal Year-End
	($)	($)	($)	($)	($)
John A. McFarland	15,500	—	786	—	24,226
Ronald E. Tucker	70,142	—	2,985	—	82,610
George E. Moschner	—	—	—	—	—
L. Edward Ralston	25,452	—	1,170	—	32,955
Randy L. Colip	—	—	—	—	—
Gene J. Hagedorn	39,788	—	2,203	—	54,601

(1)	Each eligible employee has the option to contribute to the deferred compensation plan up to 50% of their cash compensation and any stock units awarded. The investment elections are the same as those in the 401(k) and Profit Sharing Plan (or a similar investment if the identical investment was not available). Like a 401(k) account, the participant’s account value is affected by income earned or lost on the investment choices selected by the plan participant. The amounts in this column are also reported in the “salary’ column of the Summary Compensation Table.
(2)	The Company’s makes no contributions to the Non-qualified Deferred Compensation Plan on behalf of the participant. All contributions to the Plan are made solely by the participant.
(3)	Deferred amounts are required to be deferred at least two years. If the participant changes the deferral period, the new distribution date must be at least five years beyond the original distribution date.

Information contained below under the caption “Compensation Committee Report” is furnished and not deemed filed with the SEC.

COMPENSATION COMMITTEE REPORT

The responsibilities of the Compensation Committee are provided in its charter, which has been approved by the Board of Directors of the Company.

In fulfilling its oversight responsibilities with respect to the Compensation Disclosure and Analysis included in this Report, the Compensation Committee, among other things, has:

•	reviewed and discussed the Compensation Disclosure and Analysis with management; and

•	following such review, the Compensation Committee approved the inclusion of such Compensation Disclosure and Analysis in the Company’s Annual Report on Form 10K and proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Barry K. Rogstad	Chairman

Jefferson W. Asher, Jr.
Merlin J. Augustine, Jr.
Richard E. Jaudes
R. L. Qualls

DIRECTOR COMPENSATION

Overview of Compensation Philosophy and Program

The Corporate Governance Committee responsibilities include but are not limited to administering the Company’s Director compensation program. The philosophy of the Director’s compensation program is based on the principle that the compensation program should be adequate to attract and retain qualified Board members from a variety of business and financial backgrounds. Therefore, the objective of the compensation program is that the program be competitive so as to attract and retain qualified Board members.

Evaluation of Director Performance

The Corporate Governance Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of all directors. The Corporate Governance Committee annually performs a review and evaluation of the directors’ continuing achievement of the Company’s short and long-term goals.

In order to attract and retain experienced individuals to serve as directors of the Company, the Corporate Governance Committee reviews independent salary survey data from Watson-Wyatt Data Services Compensation Survey regarding compensation packages paid to directors by the Company’s peer group. The Company generally seeks to pay compensation that is near the median of the peer group.

Elements of Compensation

In order to ensure that total compensation paid to directors is competitive externally and provides a fair compensation for the services performed, the Corporate Governance Committee has designed the total compensation program for directors to consist of two components: (1) fees, and (2) long-term incentive compensation. These components are discussed more fully below:

Fees

Fees for all directors are established within the range of fees for persons holding similar positions at comparably sized manufacturing companies, utilizing independent salary survey data from Watson-Wyatt. The data is a composite of manufacturing companies that are comparably sized based upon sales volume. In general, in establishing director fees, additional consideration includes the board’s performance as a whole, as well as Baldor’s performance. The Corporate Governance Committee will review these fee levels annually to determine if any changes to the fees are needed to ensure that an appropriate relationship exists between director compensation and the creation of shareholder value.

Long-term Incentive Compensation

This component of director compensation is based on the belief that equity-based compensation ensures that directors have a continuing stake in the long-term success of the Company. For directors, long-term incentive compensation generally consists of non-qualified stock options (“NQSOs”) and stock units.

Stock Options … Non-qualified stock options (“NQSOs”) are granted to directors annually on the first business day following the annual shareholders’ meeting. The number of shares granted is based upon a formula tied to the previous year’s cash compensation. These options have a ten year life, vest after one year and one day after the grant date, and are granted with an exercise price equal to the New York Stock Exchange composite closing price for Baldor stock on the grant date. Accordingly, those stock options will have value only if the market price of Baldor stock increases after that date. As a matter of policy, the Company does not re-price any options previously granted to directors.

Stock Units … Stock units are awarded to directors annually. The number of stock units granted is based upon a formula related to the previous year’s director’s fees excluding committee fees. These units vest after one year and one day from the date of award.

Summary Compensation for Directors

The following tables set forth certain information regarding compensation earned during Baldor’s last fiscal year to each of Baldor’s non-employee directors.

Director Compensation in Fiscal 2007

Name	(1) Fees Earned or Paid In Cash	(2) Stock Awards	(3) Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)			($)
Jefferson W. Asher, Jr.	44,667	52,065	43,296	—	N/A	0	140,028
Merlin J. Augustine, Jr.	43,500	52,065	43,296	—	N/A	0	138,861
Richard E. Jaudes	43,500	52,065	43,296	—	N/A	0	138,861
Jean A. Mauldin (4)	39,333	52,065	43,296	—	N/A	0	134,694
Robert J. Messey	47,166	52,065	43,296	—	N/A	0	142,527
Robert L. Proost	47,584	52,065	43,296	—	N/A	0	142,945
R. L. Qualls	46,417	52,065	43,296	—	N/A	0	141,778
Barry K. Rogstad	45,500	52,065	43,296	—	N/A	0	140,861

(1)	Fees earned or paid in cash relate to service on the Board of Directors and service on the various committees of the Board of Directors as detailed in the table below.

Name	Director	Executive Committee	Audit Committee	Compensation Committee	Corporate Governance Committee	(a) General Committee Fee	Total
	($)	($)	($)	($)	($)	($)	($)
Jefferson W. Asher, Jr.	30,000	0	3,667	0	1,667	9,333	44,667
Merlin J. Augustine, Jr.	30,000	0	0	2,500	1,667	9,333	43,500
Richard E. Jaudes	30,000	0	0	2,500	1,667	9,333	43,500
Jean A. Mauldin (4)	30,000	0	0	0	0	9,333	39,333
Robert J. Messey (b)	30,000	0	5,333	2,500	0	9,333	47,166
Robert L. Proost	30,000	2,917	3,667	0	1,667	9,333	47,584
R. L. Qualls	30,000	2,917	0	2,500	1,667	9,333	46,417
Barry K. Rogstad	30,000	0	3,667	2,500	0	9,333	45,500

a)      During second quarter 2007, the Committee fee structure changed from an individual committee fee payment to a general fee payment for committee service. No breakdown by specific Committee is now calculated nor is their any additional fee paid to the Chairman of the Audit Committee. The annual fee for general committee service was set at $16,000.

b)      Prior to the Committee fee restructure, the Company paid a Chairman’s fee to the Chairman of the Audit Committee. Robert J. Messey served as the Chairman of the Audit Committee during 2007 and the fees he received for his Audit Committee service reflects this.

(2)	Represents the dollar amount recognized for financial statement reporting purposes during fiscal year 2007 in accordance with FAS 123R with respect to stock units. Stock units were awarded in the amount of 1,755 units per director with a fair value of $44.50 per unit. These stock units vest after one year and one day from date of grant.

(3)	Represents the dollar amount recognized for financial statement reporting purposes during fiscal year 2007 in accordance with FAS 123R with respect to stock options held by non-employee directors. Non-qualified options to purchase 5,280 shares of Common Stock of Baldor were granted at $45.15 per share, the composite closing price of the Common Stock on the day preceding the date of grant. The options vest after one year and one day from date of grant. At grant date, the fair value of these non-qualified options was $12.30 per share. Baldor used the Black-Scholes option pricing model to determine the fair value. Calculations are based on a ten-year option term and the following variable assumptions: expected option life of 5.5 years; interest rate of 4.67%; annual dividend yield of 1.5%; and volatility of 24.3%. Because the present values are based on estimates and assumptions, the amounts reflected in this table may not be achieved. Refer to the Notes to Consolidated Financial Statements.
(4)	Jean A. Mauldin was appointed to the Board of Directors in August 2006, elected by the Company’s shareholders to the Board of Directors in May 2007, and then subsequently named to the Audit and Corporate Governance Committees in May 2007.

Compensation Committee Interlocks, Insider Participation;

Related Party Transactions

Baldor’s Board of Directors has a Compensation Committee of the Board. The main responsibility of the Compensation Committee is to approve the salary and contingent compensation arrangements for the Named Executive Officers. The Executive Committee makes recommendations to the Board regarding salary and contingent compensation for other executive officers; however, the Board of Directors, as a whole, approves the salary and contingent compensation arrangements for other executive officers. The Compensation Committee also approves any stock options granted to the Named Executive Officers. The Compensation Committee administers the Company’s equity compensation plans.

The members of the Executive Committee and the Compensation Committee and summary descriptions of each committee are listed under the caption “Information About the Board of Directors and Committees of the Board”.

Of the directors, John A. McFarland and Ronald E. Tucker were executive officers of Baldor during fiscal year 2007. R. L. Qualls was an executive officer of Baldor through 2000 and provided management consulting services for Baldor through fiscal year 2005 on an as-needed basis. There was no formal arrangement between Baldor and Dr. Qualls as to the terms of the consulting services. Dr. Qualls has provided no consulting services to Baldor since 2005. Richard E. Jaudes, a member of the Board of Directors of the Company, is a partner at Thompson Coburn LLP, a law firm that provides legal counsel to the Company.

The Board of Directors reviews and approves related party transactions, if any, which are required to be reported in Baldor’s proxy statement and/or Annual Report on Form 10-K on a case-by-case basis. The Board has not adopted a formal written policy with respect to the approval or ratification of these transactions. In making this determination, the Board considered the infrequency in occurrence of these transactions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Baldor oversees Baldor’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee makes the following statements:

•

The Audit Committee is governed by a formal written charter (which may be viewed online free of charge by accessing the Company’s website at www.baldor.com and selecting the Investor Relations section);

•	The Audit Committee is comprised of directors that Baldor’s Board of Directors has determined to be “independent” and all members meet the requirement of an “audit committee financial expert” (1);

•	The Audit Committee has reviewed and discussed the quarterly and annual audited financial statements with management;

•	The Audit Committee has discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, Communications with Audit Committees;

•

The Audit Committee has received from the independent registered public accounting firm the required written communication and discussed with them their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•	The Audit Committee has considered the compatibility of non-audit services with the independence of the independent registered public accounting firm; and

•

The Audit Committee, based on the above reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in Baldor’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

(1)	A detailed determination of member independency and financial expertise is included in this Proxy Statement under the sub-caption “Statement of Audit Committee Member Independence and Financial Expertise”.

Respectfully submitted,

THE AUDIT COMMITTEE

Robert J. Messey	Chairman

Jefferson W. Asher, Jr.
Jean A. Mauldin
Barry K. Rogstad

STATEMENT OF DIRECTOR INDEPENDENCE

The Board has determined that each of Baldor’s directors, except for Baldor’s Chairman and CEO, John McFarland, and President, COO, and Secretary, Ronald E. Tucker, is “independent” under the standards Section 303A.02 of the Listed Company Manual of the New York Stock Exchange (the “NYSE”). Annually Baldor requires each director and nominee to complete a questionnaire. The majority of questions in the questionnaire requests that the individual disclose to Baldor specific information relating to the individual’s relationship with Baldor. The Board has considered the relationships disclosed in the questionnaires, including those disclosed under “Compensation Committee Interlocks, Insider Participation; Related Party Transactions”. In addition to the NYSE requirements for independence, the Board considers the nature of the relationship and the dollar amounts involved in making its determination of director independence.

STATEMENT OF AUDIT COMMITTEE MEMBER

INDEPENDENCE AND FINANCIAL EXPERTISE

Baldor’s Board of Directors strongly believes that the Audit Committee and its function are extremely important to the integrity of Baldor. The independence of each member of the Audit Committee is critically reviewed for the following requirements:

•	There is not, and has not been in the last five years, any known family relationship between any member of the Audit Committee and any other member of the Board of Directors or any employee of Baldor.

•	No member of the Audit Committee accepts compensation from Baldor other than for board service and committee membership service.

•	Members of the Audit Committee are appointed because of their qualifications of being “financially literate” and knowledgeable of securities regulations.

The current members of Baldor’s Audit Committee are:

Robert J. Messey	Chairman
Jefferson W. Asher, Jr.
Jean A. Mauldin
Barry K. Rogstad

Baldor’s Board of Directors has paid close attention to the independency and financial literacy of the members of Baldor’s Audit Committee. All members of this Committee are appointed, in substantial part, because they are financially astute, having the experience, education, and ability to read and understand financial information and regulations. Based on the facts including those mentioned above, the Board of Directors has determined that each member of the Audit Committee named above:

1.	has no relationship which would interfere with the exercise of independent judgment as an Audit Committee member;

2.	provides services and qualifications that are in the best interests of Baldor and its shareholders;

3.	is “independent” so that the member’s participation on Baldor’s Audit Committee complies with the requirements of the Sarbanes-Oxley Act of 2002 and Section 3.03 of the Listed Company Manual of the New York Stock Exchange; and

4.	has been determined to be an “audit committee financial expert” having met the requirements of such designation as required by the Sarbanes-Oxley Act of 2002 and similar requirements of Section 3.03 of the Listed Company Manual of the New York Stock Exchange.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Baldor is presently utilizing the services of Ernst & Young LLP, an independent registered public accounting firm that has been Baldor’s independent auditor since 1972. The Audit Committee has reappointed Ernst & Young LLP as Baldor’s independent registered public accounting firm for the fiscal year ending January 3, 2009. Shareholders will be asked to ratify this appointment at the 2008 Annual Meeting. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm. Representatives of Ernst & Young LLP will be present at the 2008 Annual Meeting with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Audit Committee considered whether the provision of non-audit services by its auditors is compatible with maintaining its auditor’s independence. Under its Charter, the Audit Committee:

1.	shall pre-approve all audit and non-audit services provided by the independent registered public accounting firm, or any other audit firm, and shall not engage the independent registered public accounting firm to perform the specific non-audit services proscribed by law or regulation; and

2.	may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be performed by the independent registered public accounting firm of the Company. The Audit Committee Charter provides that the Committee must approve, in advance, all audit services to be performed by the independent registered public accounting firm.

A summary of the fees associated with the services performed by Ernst & Young LLP for fiscal years 2007 and 2006 follows. Audit fees include fees related to: (a) the annual audit of the consolidated financial statements and disclosures and reviews of the financial statements and disclosures included in quarterly reports on Form 10-Q and Sarbanes-Oxley Act Section 404 Attestations, (b) statutory audits required for foreign affiliates, (c) comfort letters and consents related to SEC filings, and (d) other acquisition related audit services. Audit-related fees principally include accounting consultations. Tax fees include: (a) U.S. tax planning, and (b) tax compliance for foreign affiliates. All Other fees relate solely to a subscription to online accounting research materials.

Type of Fee	2007 Fees	2006 Fees
Audit	$3,142,674	$930,800
Audit-Related	$—	$18,046
Tax	$141,500	$51,901
All Other	$2,500	$2,500

CODE OF ETHICS

The Board of Directors has adopted: 1) a Code of Ethics for Certain Executives that applies specifically to Baldor’s chief executive officer, chief financial officer, treasurer, principal accounting officer, and any other officer of the Company serving in a finance, accounting, treasury, tax, or investor relations role; and 2) a Code of Ethics and Business Conduct that applies to all Baldor associates including directors, officers, employees, and affiliates. Both of these Codes are available for viewing on Baldor’s website at www.baldor.com. These codes are also available in print to any shareholder who requests it. Any amendments to, or waivers from, the Code of Ethics for Certain Executives will also be posted on Baldor’s website.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review, all of Baldor’s reporting persons complied with all filing requirements applicable to them with respect to transactions during fiscal year 2007.

COMMUNICATIONS TO THE BOARD OF DIRECTORS

Baldor’s non-management directors meet at various times throughout the year. The Presiding Director of these meetings is determined annually by the non-management directors on a rotating basis. Director R. L. Qualls is currently the Presiding Director. Shareholders, as well as other interested parties, may communicate directly with Baldor’s Board of Directors or independent directors by submitting correspondence or contacting Baldor’s Director of Audit Services. All communications received will be forwarded to the appropriate Directors.

Attn:	Director of Audit Services	Baldor Electric Company P O Box 2400
Phone:	479-646-4711	5711 R S Boreham Jr St
Fax:	479-648-5701	Fort Smith AR 72902

SHAREHOLDER PROPOSALS and NOMINATIONS

Baldor has a Corporate Governance Committee comprised of three independent directors, determined pursuant to the rules of the New York Stock Exchange (see additional information in this Proxy Statement under the caption “Information About the Board of Directors and Committees of the Board”). The Corporate Governance Committee of Baldor’s Board of Directors will consider candidates for Board membership proposed by shareholders who have complied with these procedures. The Corporate Governance Committee evaluates all nominees, including current directors who may be up for re-election, based on several different professional criteria. This criterion includes knowledge of business, industry, and economic environment, educational background, professional experience, and willingness and availability to serve as a director of the Company. The Corporate Governance Committee also considers the make-up of the Board of Directors as a whole in terms of the professional diversity represented by various occupations. Nominations recommended by the Corporate Governance Committee to the Board of Directors are made based on professional criteria.

Any shareholder of Baldor eligible to vote in an election may make shareholder proposals and nominations for the 2009 Annual Meeting. In order to be considered for inclusion in the 2009 Proxy Statement and considered at the 2009 Annual Meeting to be held in 2009, all shareholder proposals, nominations, and notifications must: (1) comply with Baldor’s Bylaws, as amended, and (2) be appropriately received by the Secretary of Baldor on or after October 2, 2008, and on or before December 1, 2008.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for consideration at the meeting by the Board of Directors or by shareholders who have requested inclusion of proposals in the Proxy Statement. If any other matter shall properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.

FRONT OF PROXY CARD

Continental Stock Transfer & Trust Company

is the transfer agent for Baldor Electric Company.

Access to your Baldor shareholder account information and

other shareholder services are available on the Internet at

www.continentalstock.com

To access this service, visit the website above.

You will be asked for your 4 digit Personal Identification Number (PIN).

If you do not know your PIN, or need assistance with Internet access or any other shareholder service,

please contact Continental at 1-800-509-5586.

†    FOLD AND DETACH HERE AND READ THE REVERSE SIDE    †

COMMON STOCK	COMMON STOCK

BALDOR ELECTRIC COMPANY

Proxy Solicited on Behalf of the Board of Directors

for Annual Meeting of Shareholders on April 26, 2008

The undersigned hereby appoints John A. McFarland and Ronald E. Tucker, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Shareholders of Baldor Electric Company, to be held at the Fort Smith Convention Center located at 55 South 7th Street, Fort Smith, Arkansas, on Saturday, April 26, 2008, at 10:30 a.m., local time (CST), and all adjournments thereof, and to vote, as indicated on the reverse side of this proxy card, the shares of Common Stock of Baldor Electric Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and all adjournments thereof.

If no direction is made, this proxy will be voted

FOR the election of all of the directors in Proposal 1, FOR Proposal 2, and AGAINST Proposal 3.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on April 26, 2008

The proxy statement and our 2007 Form 10-K are available to be viewed, downloaded, and printed,

at no charge, by accessing Baldor’s internet address: http://www.baldor.com

PLEASE VOTE YOUR SHARES PROMPTLY USING THE INTERNET, MAIL, OR TELEPHONE.

ADDRESS CHANGES OR COMMENTS?

(Continued, and to be marked, dated and signed, on the other side)

BACK OF PROXY CARD

BALDOR ELECTRIC COMPANY

VOTE BY INTERNET OR TELEPHONE

QUICK * * * EASY * * * IMMEDIATE

As a shareholder of Baldor Electric Company, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 6:00 p.m., local time (CST) on April 24, 2008.

[COMPUTER GRAPHIC] Vote Your Proxy on the Internet: Go to www.continentalstock.com	OR	[TELEPHONE GRAPHIC] Vote Your Proxy by Phone: Call 1 (866) 894-0537.	OR	[ENVELOPE GRAPHIC] Vote Your Proxy by Mail:

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE

VOTING ELECTRONICALLY OR BY PHONE

†    FOLD AND DETACH HERE AND READ THE REVERSE SIDE    †

	Proxy by Mail	Please mark your votes like this ☒

BALDOR ELECTRIC COMPANY		COMMON STOCK

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2, AND “AGAINST” PROPOSAL 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please be sure to sign and date this Proxy Card.

	FOR	WITHHOLD		FOR	AGAINST	ABSTAIN
1. Election of Directors	☐	☐	2. Ratify appointment of auditors	☐	☐	☐

	(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)		3. To consider shareholder proposal	FOR	AGAINST	ABSTAIN
				☐	☐	☐

			Mark the box to the right if you plan to attend the Annual Meeting on April 26, 2008.			☐
Nominees:	01 Jefferson W. Asher, Jr. 02 Richard E. Jaudes 03 Robert J. Messey
			Mark the box to the right if you have noted an address change or made comments on the other side of this card.			☐

        COMPANY ID:

        PROXY NUMBER:

        ACCOUNT NUMBER:

Signature	Signature	Date	, 2008.

Please sign exactly as your name(s) appear(s) hereon. When signing as Attorney, Executor, Trustee, Guardian, or Officer of a Corporation, please give title as such. For joint accounts, all named holders should sign. If you receive more than one card, please follow the instructions indicated on each card.

FRONT OF DIRECTION CARD

Merrill Lynch Trust Company

is the trustee for

The Baldor Electric Company Employees’ Profit Sharing and Savings Plan.

Access to your Baldor investment elections

are available on the Internet at

www.benefits.ml.com

To access this service, visit the website above.

You will be asked for your User Name and Password.

If you have not yet set up your account online, you may do so by visiting the website and clicking on the “Create User ID” link.

Follow the instructions provided by the website to create your account.

To request assistance, contact the Merrill Lynch call center at 800-228-4015.

†     FOLD AND DETACH HERE AND READ THE REVERSE SIDE    †

BALDOR ELECTRIC COMPANY

PROFIT SHARING AND SAVINGS PLAN

Annual Meeting of Shareholders on April 26, 2008

The undersigned, a participant in the Baldor Electric Company Employees’ Profit Sharing and Savings Plan (the “Plan”), hereby directs Merrill Lynch Trust Company, as Trustee (the “Trustee”) of the Plan Trust (the “Trust”), at the Annual Meeting of Shareholders of Baldor Electric Company, to be held at the Fort Smith Convention Center located at 55 South 7th Street, Fort Smith, Arkansas, on Saturday, April 26, 2008, at 10:30 a.m., local time (CST), and all adjournments thereof, to vote, as indicated on the reverse side of this direction card, the shares of Common Stock of Baldor Electric Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting. This direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant. As Trustee, you are authorized to vote the shares of the undersigned upon such other business as may properly come before the meeting and all adjournments thereof.

If no direction is made, voting will be controlled by the terms of the Plan and the Trust.

In order for the Trustee to vote the shares of the Plan, your voting direction must be received no later than 6:00 p.m., local time (CST), on April 24, 2008.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on April 26, 2008

The proxy statement and our 2007 Form 10-K are available to be viewed, downloaded, and printed,

at no charge, by accessing Baldor’s internet address: http://www.baldor.com

PLEASE VOTE YOUR SHARES PROMPTLY USING THE INTERNET, MAIL, OR TELEPHONE.

ADDRESS CHANGES OR COMMENTS?

(Continued, and to be marked, dated and signed, on the other side)

BACK OF DIRECTION CARD

BALDOR ELECTRIC COMPANY

VOTE BY INTERNET OR TELEPHONE

QUICK * * * EASY * * * IMMEDIATE

As a shareholder of Baldor Electric Company, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the direction card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the direction card. Votes submitted electronically over the Internet or by telephone must be received by 6:00 p.m., local time (CST) on April 24, 2008.

[COMPUTER GRAPHIC] Vote Your Proxy on the Internet: Go to www.continentalstock.com	OR	[TELEPHONE GRAPHIC] Vote Your Proxy by Phone: Call 1 (866) 894-0537.	OR	[ENVELOPE GRAPHIC] Vote Your Proxy by Mail:

Have your direction card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your direction card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your direction card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE DIRECTION CARD IF YOU ARE

VOTING ELECTRONICALLY OR BY PHONE

†    FOLD AND DETACH HERE AND READ THE REVERSE SIDE    †

Proxy by Mail	Please mark your votes like this ☒

BALDOR ELECTRIC COMPANY	PROFIT SHARING AND SAVINGS PLAN

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, VOTING WILL BE CONTROLLED BY THE TERMS OF THE PLAN AND THE TRUST.

Please be sure to sign and date this Direction Card.

	FOR	WITHHOLD		FOR	AGAINST	ABSTAIN
1. Election of Directors	☐	☐	2. Ratify appointment of auditors	☐	☐	☐

	(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)		3. To consider shareholder proposal	FOR	AGAINST	ABSTAIN
				☐	☐	☐

			Mark the box to the right if you plan to attend the Annual Meeting on April 26, 2008.			☐
Nominees:	01 Jefferson W. Asher, Jr. 02 Richard E. Jaudes 03 Robert J. Messey
			Mark the box to the right if you have noted an address change or made comments on the other side of this card.			☐

        COMPANY ID:

        PROXY NUMBER:

        ACCOUNT NUMBER:

Signature	Signature	Date	, 2008.

Please sign exactly as your name(s) appear(s) hereon. When signing as Attorney, Executor, Trustee, Guardian, or Officer of a Corporation, please give title as such. For joint accounts, all named holders should sign. If you receive more than one card, please follow the instructions indicated on each card.